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                                                                    EXHIBIT 99.1

          CardioTech International, Inc. To Acquire Manufacturer of
                            Specialty Polyurethanes


For Immediate Release
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     Woburn, MA (May 25, 1999) CardioTech International, Inc., (AMEX: CTE)

today announced that it will acquire Tyndale-Plains Hunter, LTD (TPH) for a total of $1,075,000 consisting of  446,153 shares of  common stock based on a valuation of $1.625 per share and $350,000 cash.

     TPH is a leader in the manufacture of hydrophilic polyurethanes.

Hydrophilic polyurethanes are used to provide permanent lubricity to the surface of medical devices, improve blood compatibility and act as drug delivery systems.  In addition, hydrophilic polyurethanes are used in personal care products such as hair creams, mousses, skin creams, etc.

     Dr. Michael Szycher, CEO of CardioTech stated,  "We are glad to add a company that had about $600,000 in sales in its last fiscal year.  Also, most of the current TPH personnel have agreed to stay with CardioTech, thereby helping to smooth the transition. We welcome the addition of these experienced workers to our growing technical and developmental staff."

     Michael Adams, Chief Operating Officer, and a pivotal force in the acquisition commented, "With the addition of the TPH line of hydrophilic polyurethanes,  CardioTech will become the only company in the country with an
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established  full line of premium polyurethane elastomers, ranging from hydrophilic (water loving) to hydrophobic (water repellent). This will help consolidate our goal of becoming the premier supplier of specialty polyurethanes."

     CardioTech International, Inc., with operations in Woburn, MA and

Brymbo, Wrexham, UK, designs and manufactures polyurethane-based vascular graft devices for the treatment of late-stage cardiovascular disease.  Additionally,

the Company synthesizes and manufactures medical grade polyurethane for use in the development of implantable medical devices.


          The Company believes that this release may contain forward-looking statements that are subject to risks and uncertainties, including statements regarding the future revenues of TPH. Such statements are based on management's current expectations and are subject to a number of factors that could cause actual results to differ materially from the forward-looking statements. The Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such forward-looking statements, as a result of various factors, including but not limited to the following: the Company's ability to successfully manage its growth and integrate TPH into its operations, the Company's ability to successfully manufacture, market, and distribute its products, the Company's ability to obtain financing to support its working capital needs, intense competition related to the development of synthetic grafts and difficulties inherent in developing synthetic grafts. As a result, the Company's further development involves a high degree of risk.

Contact:
Michael Szycher, Ph.D.
Chief Executive Officer
781-933-4772
(May 25, 1999)

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